SECOND AMENDMENT TO THE
                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                             SUB-ADVISORY AGREEMENT

Agreement executed as of the 1st day of January, 1999 to amend the Sub-Advisory Agreement executed as of July 1, 1997 by and between Princor Management Corporation (now known as Principal Management Corporation) (hereinafter called "the Manager") and Invista Capital Management, Inc. (now known was Invista Capital Management, LLC) (hereinafter called "Invista").

WHEREAS, in the Sub-Advisory Agreement, Manager retained Invista to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Principal Variable Contracts Fund (hereinafter called "the Fund"); and

WHEREAS, the Manager and Invista now wish to amend the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree as follows:

1. Paragraph 3 of the Sub-Advisory Agreement is hereby amended by striking the last twelve words of that paragraph and inserting in their place the following: "calculated in accordance with Schedule A, attached hereto."

2. The Sub-Advisory Agreement is hereby amended by replacing Appendix A with Schedule A in the form attached hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                                          Principal Management Corporation


                                              /s/ A. S. Filean
                                          By: __________________________________


                                          Invista Capital Management, LLC

                                              /s/ Scott Opsal
                                          By: __________________________________


                                   SCHEDULE A

For the services provided and the expenses assumed by Invista pursuant to the Sub-Advisory Agreement, Principal Management, not the Fund, shall pay Invista a sub-advisory fee, computed daily and paid monthly, at the annual rate shown below applied to the portion of each series' average daily net assets allocated to Invista's management.

Balanced Account                            0.15%
Blue Chip Account                           0.08%
Capital Value Account                       0.075%
Government Securities Account               0.06%
Growth Account                              0.075%
International Account                       0.1%
International SmallCap Account              0.50%
MidCap Account                              0.075%
Stock Index 500 Account                     0.06%
SmallCap Account                            0.39%
Utilities Account                           0.11%